Exhibit 99.1
Keurig Dr Pepper Announces Appointment of New Director to its Board

BURLINGTON, MA and PLANO, TX (December 15, 2020) – Keurig Dr Pepper Inc. (NASDAQ: KDP) announced today that Justine Tan, currently a partner at JAB since early 2020, has been elected as a director to the KDP board, effective December 9, 2020. Prior to her role at JAB, Tan served at Temasek from 2012 to 2019, as a founding member of the firm’s US operations, and, prior to that, she was an investment banker at Goldman Sachs. Tan will fill the seat vacated by Fabien Simon, who resigned from the KDP board on September 7, 2020, upon his appointment as Chief Executive Officer of JDE Peet’s.

The Company also announced today that Anna-Lena Kamenetzky, previously a JAB partner who left the firm earlier this year, has stepped down from the KDP board effective December 9, 2020.

Commenting on the announcement, KDP Chairman and CEO Bob Gamgort stated, “We are pleased to welcome Justine to KDP’s board of directors. With more than 20 years of experience in investing, banking and operations, Justine will be a strong partner on our board. We also thank Anna-Lena for her service as a KDP director since the merger and wish her well.”

KDP Contacts
Tyson Seely (Investors)
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander (Investors)
T: 972-673-6769 / steve.alexander@kdrp.com

Katie Gilroy (Media)
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and nearly 26,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.